May 11, 2005

Via U.S. Mail and Fax
Sandra G. Thomas
Secretary
First Avenue Networks, Inc.
230 Court Square, Suite 202
Charlottesville, VA 22902

Re:	First Avenue Networks, Inc.
	Form 10-K for the fiscal year ended December 31, 2004
	Filed February 10, 2005
	File No.

Dear Ms. Thomas:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,

								/s/ Kathleen Krebs
							      For Larry Spirgel
								Assistant Director









cc:	Juliana Capata
	Ropes & Gray LLP
	Via Facsimile: (415) 315-6350
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE